Exhibit 11 -- Computation of Earnings Per Share

                                                             FISCAL YEAR ENDED
                                           -------------------------------------------------------
                                           FEBRUARY 1,        FEBRUARY 3,      JANUARY 28,
                                             1997               1996              1995
                                             ----               ----              ----
                                                             (AS RESTATED)     (AS RESTATED)
PRIMARY
    Average shares outstanding             1,183,239           966,069          1,018,300
    Net effect of dilutive stock
         options, based on the
         treasury stock method
         using average market price           55,925           19,739             202,603
                                          ----------      -----------          ----------
                 Total                     1,239,164          985,808           1,220,903
                                          ==========      ===========          ==========

    Net earnings (loss)                   $1,812,081      $(1,840,739)         $  535,622

    Per share amount                      $     1.46      $     (1.87)         $     0.44
                                          ==========      ===========          ==========

FULLY-DILUTED
    Average shares outstanding (a)            n/a               n/a                n/a

-----------
(a) The fully-diluted computation for the years ended February 1, 1997, February 3, 1996, and January 28, 1995 are not reported as the calculation did not exceed 3% of the primary calculation.